Exhibit 99.1

Contact:	Daniel C. Dunn Chief Financial Officer 314/771-2400

Allied Healthcare Reports Profitable Quarter and Year
Despite Lingering Effects of Recession

ST. LOUIS, September 2, 2011 – Allied Healthcare Products, Inc., (NASDAQ: AHPI) reported a profitable fourth quarter and fiscal year despite sluggish sales to hospitals and government entities still suffering from recession-driven budget cuts.

Allied announced net income of about $204,000, or 3 cents per basic and diluted share, for the 2011 fiscal year compared to a loss of about $600,000, or a negative 7 cents per share, for the previous year.

For the quarter, Allied increased net income to about $115,000, or 1 cent per basic and diluted share, from about $86,000, or 1 cent per share, for the previous year.

Allied sales for the fiscal year ended June 30, 2011, increased by about $750,000, or nearly 2 percent, to about $46.8 million. Sales for the fourth quarter increased by almost $434,000, or 3.5 percent, to about $12.1 million compared to the previous year’s fourth quarter.

Allied reduced selling, general and administrative (SG&A) expenses in the 2011 fiscal year by more than 10 percent, from about $11.9 million to $10.6 million.  Selling, general and administrative expenses in the prior year were affected by a non-cash charge of $609,000 for the grant of stock options.

“Domestic sales to hospitals and emergency markets increased modestly in this fiscal year,” said Earl Refsland, Allied president and chief executive officer. “But both markets remain significantly below pre-recession levels.” Refsland said that sales in Allied’s international markets also remain well below pre-recession levels.

“Our cost structure is strong, so Allied is well positioned to take advantage of the markets’ return to more normal demand levels,” Refsland said.

Allied ended the 2011 fiscal year with more than $6 million in cash, Refsland said.

Allied Healthcare Products manufactures a variety of respiratory products used in the healthcare industry in a range of hospital and alternate care settings including sub-acute facilities, home healthcare and emergency medical care. Allied product lines include respiratory care products, medical gas equipment and emergency medical products. Allied products are marketed to hospitals, hospital equipment dealers, hospital construction contractors, home healthcare dealers and emergency medical products dealers.

 “SAFE HARBOR” STATEMENT: Statements contained in this release that are not historical facts or information are “forward-looking statements.”  Words such as “believe,” “expect,” “intend,” “will,” “should,” and other expressions that indicate future events and trends identify such forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome and future results of operations and financial condition to be materially different than stated or anticipated based on the forward-looking statements. Such risks and uncertainties include both general economic risks and uncertainties, risks and uncertainties affecting the demand for and economic factors affecting the delivery of health care services, and specific matters which relate directly to the Company’s operations and properties as discussed in its periodic filings with the Securities and Exchange Commission. The Company cautions that any forward-looking statement contained in this report reflects only the belief of the Company or its management at the time the statement was made. Although the Company believes such forward-looking statements are based upon reasonable assumptions, such assumptions may ultimately prove inaccurate or incomplete. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement was made.

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ALLIED HEALTHCARE PRODUCTS, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

	Three months ended,		Twelve months ended,
	June 30,		June 30,
	2011	2010	2011	2010

Net sales	$12,101,826	$11,668,246	$46,783,436	$46,034,248
Cost of sales	9,068,116	8,772,006	35,780,657	34,944,714
Gross profit	3,033,710	2,896,240	11,002,779	11,089,534

Selling, general and administrative expenses	2,813,753	2,674,223	10,593,869	11,871,758
Income (loss) from operations	219,957	222,017	408,910	(782,224)

Interest income	(9,041)	(5,764)	(32,733)	(10,168)
Interest expense	-	1,505	66	4,269
Other, net	10,219	13,599	78,150	117,189
	1,178	9,340	45,483	111,290

Income (loss) before provision for
(benefit from) income taxes	218,779	212,677	363,427	(893,514)

Provision for (benefit from) income taxes	104,053	126,412	159,019	(293,941)
Net income (loss)	$114,726	$86,265	$204,408	$(599,573)

Net income (loss) per share - Basic	$0.01	$0.01	$0.03	$(0.07)

Net income (loss) per share - Diluted	$0.01	$0.01	$0.03	$(0.07)

Weighted average common shares outstanding - Basic	8,124,386	8,093,386	8,107,313	8,066,740

Weighted average common shares outstanding - Diluted	8,136,743	8,112,373	8,124,957	8,066,740

ALLIED HEALTHCARE PRODUCTS, INC.
CONSOLIDATED BALANCE SHEET
(UNAUDITED)

	June 30, 2011	June 30, 2010
ASSETS
Current assets:
Cash and cash equivalents	$6,512,887	$5,263,324
Accounts receivable, net of allowances
of $300,000	5,366,860	5,418,253
Inventories, net	10,553,289	11,155,456
Income tax receivable	95,578	877,665
Other current assets	213,745	221,840
Total current assets	22,742,359	22,936,538
Property, plant and equipment, net	8,660,507	9,661,395
Other assets, net	362,480	333,084
Total assets	$31,765,346	$32,931,017

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,644,910	$1,950,446
Other accrued liabilities	1,645,552	2,241,259
Deferred income taxes	512,572	429,699
Deferred revenue	688,200	688,200
Total current liabilities	4,491,234	5,309,604

Deferred revenue	114,700	802,900

Commitments and contingencies

Stockholders' equity:
Preferred stock; $0.01 par value; 1,500,000 shares
authorized; no shares issued and outstanding	-	-
Series A preferred stock; $0.01 par value; 200,000 shares
authorized; no shares issued and outstanding	-	-
Common stock; $0.01 par value; 30,000,000 shares
authorized; 10,427,878 and 10,396,878 shares issued
at June 30, 2011 and June 30, 2010, respectively;
8,124,386 and 8,093,386 shares outstanding at
June 30, 2011 and June 30, 2010, respectively	104,279	103,969
Additional paid-in capital	48,499,103	48,362,922
Accumulated deficit	(712,542)	(916,950)
Less treasury stock, at cost; 2,303,492 shares at
June 30, 2011 and June 30, 2010, respectively	(20,731,428)	(20,731,428)
Total stockholders' equity	27,159,412	26,818,513
Total liabilities and stockholders' equity	$31,765,346	$32,931,017